EXHIBIT 99.1
Mediware Appoints Key Individuals to Leadership Positions

Internal promotions and new hires provide the skills and experience to deliver growth to the organization.

Lenexa, KS., March XX, 2006 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) continues growth plans by appointing key leadership positions to drive growth for the organization. The leadership team, which includes the promotion of existing staff as well as the addition of new executives, will position Mediware to extend products into new markets, devise strategies to create future growth and increase client satisfaction.

“I’m excited about our leadership team changes and look forward to capitalizing on their strengths to grow our positions in each market,” said James Burgess, Mediware’s president and chief executive officer. The new appointments identify key executives responsible for each of the business units as well as the corporate-wide functions of Human Resources and Marketing.

•	Blood Bank: John Damgaard
On March 22, John Damgaard was promoted to vice president and general manager. For the past three years he was the division’s chief operating officer and has consistently proven he has the strategic foresight and management expertise required to maintain a stable, healthy business. Prior to Mediware, he held business management and technical positions with CGA & Associates, Maytag and IBM. Mr. Damgaard earned a MBA, with distinction, from Bradley University and a Bachelor of Arts of Computer Science and Mathematics from the University of Northern Iowa.

•	Perioperative Solutions: Paul O’Toole
On January 18, Paul O’Toole joined Mediware as the vice president and general manager. He joins the company from 3M’s healthcare division where he managed a 70 person $20M business unit. In addition to his 5 years at 3M, his experience includes business management, consulting and technical positions at Throughput Communications, VHA and IBM. Mr. O’Toole has a BS in Engineering from Northeastern University and has earned the distinction of Six Sigma Black Belt.

•	Medication Management: Kevin Ketzel
As announced on January 11, Kevin Ketzel is being promoted to vice president and general manager, effective April 1, 2006. He will oversee all Medication Management operations, including international operations based out of the United Kingdom. Mr. Ketzel was previously chief operating officer for the division. Prior to Mediware, he had operational, business and sales responsibilities at IDX, Allscripts and Cerner. Mr. Ketzel has a MBA from Northwestern’s Kellogg School of Management as well as undergraduate degrees in Economics and Business from the University of Wisconsin.

•	Business Development: Mike Crabtree
Mr. Ketzel’s promotion enables the planned transition of Mike Crabtree, who led the Medication Management division for 5 years, to executive vice president of business development. In this role he will focus on establishing growth oriented strategic partnerships.

•	Human Resources: Mary Truvillion

On February 1, Mary Truvillion was hired as vice president of human resources, a new position that will centralize HR functions for the company using industry recognized best practices. She joins Mediware from LabOne where she managed the processes and policies for more than 3000 people, across 80 locations in 12 states. She also has more than 10 years of hospital experience, including such respected names as Heartland Health and Research Medical Center. Ms. Truvillion has a BA in Human Resources & Management from Mid-Nazarene University.

•	Marketing and Communications: John Van Blaricum
On February 20, John Van Blaricum was hired as vice president of marketing and communications, a new position that will centralize marketing activities for the company. Mr. Van Blaricum joins Mediware from the Innovation Group, where he most recently managed technology marketing, corporate communications and analyst relations programs for the global software company. Mr. Van Blaricum has a MA from Emerson College and a BA in Communications from the University of Kansas.

The leadership team also includes existing team members Jill Suppes, Chief Financial Officer for the past five years and Robert Weber, General Counsel since 2004, to form a solid base of professionals with experience in growing sound organizations. “The structure of Mediware’s new leadership team allows us to operate at a higher level,” said Burgess. “As a group, our focus is on increasing the satisfaction of clients and staff, and delivering growth strategies that create lasting value for our shareholders.”

About Mediware
Mediware delivers powerful software solutions that can be implemented to encapsulate patient care instructions, reinforce patient safety practices and improve efficiency to lower costs. Contrary to horizontal HIS providers, Mediware delivers specialized functionality surrounding Medication Management, Operating Room management and Blood Bank transfusion, inventory and donor practices. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the “Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2005, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

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Contact:
James Burgess	Thomas Redington
913 307-1000	203 222-7399/212 926-1733
mediware.com	www.redingtoninc.com